Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan and to the incorporation by reference therein of our report dated March 12, 2007, with respect to the consolidated financial statements of Rush Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Rush Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc., filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

July 24, 2007